                          ROGERS, CASEY & ASSOCIATES, INC.
                                1992 STOCK OPTION PLAN

                                      I. GENERAL


1. PURPOSE. This 1992 Stock Option and Restricted Stock Plan (the "Plan") of Rogers, Casey & Associates, Inc. (the "Company") is intended to advance the interests of the Company by providing certain of its employees with an additional incentive, encouraging stock ownership by such individuals, increasing their proprietary interest in the success of the Company and encouraging them to remain employees of the Company.

2. DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below

    (a)  "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

    (c) "Committee" means the Stock Option Committee appointed by the Board to administer this Plan pursuant to Section 3 hereof.

    (d) "Company Group" means the Company, a parent corporation or subsidiary corporation of the Company, or a corporation, or a parent corporation or subsidiary corporation of such corporation, issuing or assuming an Option in a transaction of the type described in Section 425(a) of the Code. The terms "parent corporation" and "subsidiary corporation" shall have the meanings assigned to such terms by Section 425 of the Code.

    (e)  "Disability" means a permanent and total disability as defined in
         Section 422(c)(6) of the Code.

    (f) "Fair Market Value" means, the Formula Price determined in accordance with Section 6(c) of the Shareholders' Agreement, to the extent the Committee determines that such Formula Price continues to meet the requirements of Section 422(c)(1) of the Code, or, if the Committee determines that such Formula Price does not reflect fair market value, then the fair market value as determined by rules adopted by the Committee.

    (g) "Incentive Stock Option" means an Option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

    (h) "Nonqualified Stock Option" means an Option granted pursuant to the Nonqualified Stock Option provisions as set forth in Part III of this Plan.

    (i)  "Option" means an option to purchase shares under this plan.

    (j) "Participant" means an individual to whom an Option is granted under this Plan.

    (k)  "Shares" means shares of the Company's common stock.


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    (l)  "Shareholders' Agreement" means the Agreement dated as of December 1,
         1992, among the company and its shareholders, as it may be amended from time to time.

    (m)  "Vesting Percentage" has the meaning set forth in Part IV.

    (n)  "Vesting Provisions" means the provisions set forth in Part IV.

3. ADMINISTRATION. The Plan shall be administered by a Stock Option Committee appointed by the Board. The Committee shall consist of at least three individuals appointed by the Board, at least two of which shall be members of the Board. The Board, at its pleasure, may remove members from or add members to the Committee. A majority of Committee members shall constitute a quorum of members, and the actions of the majority shall be final and binding of the whole Committee.

    In addition to the other powers granted to the Committee under this Plan, the Committee shall have the power, subject to the terms of this Plan: (i) to determine which of the eligible individuals shall be granted Options;
    (ii) to determine the time or times when Options shall be granted and to determine the number of Shares subject to each Option; (iii) to accelerate or extend (except for Incentive Stock Options) the date on which a previously granted Option may be exercised; (iv) to establish conditions to vesting for Options and/or Shares, including establishing individual or group performance goals or targets as a condition to such vesting; (v) to prescribe the form of agreement evidencing Options granted pursuant to this Plan; and (vi) to construe and interpret this Plan and the agreements evidencing Options granted pursuant to this Plan, and to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

4. ELIGIBILITY. The individuals who shall be eligible to receive Options shall be such employees employed by a member of the Company Group as shall be selected by the Committee. Participants chosen to participate under this Plan may be granted an Incentive Stock Option or a Nonqualified Stock Option, or any combination thereof.


5. SHARES SUBJECT TO THIS PLAN. The Shares subject to Options shall be either authorized and unissued Shares or treasury Shares. The aggregate number of Shares that may be issued pursuant to this Plan shall be 30,000. Except as provided below, if an Option shall expire and terminate for any reason, in whole of in part, without being exercised, the number of Shares as to which such expired or terminated Option shall not have been exercised may again become available for the grant of Options.

6. NO TANDEM OPTIONS. There shall be no terms and conditions under an Option that provide that the exercise of an Incentive Stock Option reduces the number of Shares for which a Nonqualified Stock Option may be exercised; and there shall be no terms and conditions under an Option that provide that the exercise of a Nonqualified Stock Option reduces the number of Shares for which an Incentive Stock Option may be exercised.


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


                        II. INCENTIVE STOCK OPTION PROVISIONS

1. GRANT OF INCENTIVE STOCK OPTIONS. Subject to the provisions of this Part II, the Committee shall from time to time determine those individuals eligible pursuant to Section 4 of Part I to whom Incentive Stock Options shall be granted and the number of Shares subject to, and terms and conditions of, such Options. The aggregate Fair Market Value (determined as of the date of grant) of shares with respect to which incentive stock options (as defined in Section 422 of the Code) are exercisable for the first time by an individual in a calendar year (under all plans of the Company Group) shall not exceed $100,000. Anything herein to the contrary notwithstanding, no Incentive Stock Option shall be granted to an employee if, at the time the Incentive Stock Option is granted, such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of any member of the Company Group unless the option price is at least 110% of the Fair Market Value of the Shares subject to the Incentive Stock Option at the time the Incentive Stock Options is granted and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date the Incentive Stock Option is granted.

2. TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS. Each Incentive Stock Option shall be evidenced by an option agreement that shall be in such form as the Committee shall approve from time to time, and that shall comply with and be subject to the following terms and conditions:

    (a) NUMBER OF SHARES. Each Incentive Stock Option agreement shall state the number of shares covered by the agreement.

    (b) OPTION PRICE AND METHOD OF PAYMENT. The Option price of each Incentive Stock Option shall be no less than the Fair Market Value of the Shares on the date the Incentive Stock Option is granted. The option price shall be payable on exercise of the Option (i) in cash or by certified check, bank draft or postal or express money order, (ii) by the surrender of Shares then owned, or upon acknowledgment of a disqualifying disposition, up to the Vested Percentage of Shares being then purchased, by the Participant, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this
         Section 2(b).  Shares so surrendered in accordance with clause (ii) or
         (iii) shall be valued at the Fair Market Value thereof on the date of the exercise, surrender of such Shares to be evidenced by delivery of the certificate(s) representing such Shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

    (c)  OPTION PERIOD.

         (i) GENERAL. The period during which an Incentive Stock Option shall be exercisable shall not exceed ten (10) years from the date such Incentive Stock Option is granted; provided, however, that such Option may be sooner terminated in accordance with the provisions of this Section 2(c). Subject to the foregoing, the committee may establish a period or periods with respect to all or any part of the Incentive Stock Option during which such Option may not be exercised and at the time of a subsequent grant of an Incentive Stock Option or at such later time as the Committee may determine accelerate the right of the Participant to exercise all or any part of the Incentive Stock Option not then exercisable. The number of Shares that may be purchased at any one time shall be ten (10) Shares, a multiple thereof or the total number at the time purchasable under the incentive Stock Option.

         (ii) TERMINATION OF EMPLOYMENT. If the Participant ceases to be an employee of any member of the Company Group for any reason other than Disability or death, any then outstanding Incentive Stock Option Held by the participant shall terminate on the earlier of the date on which such Option would otherwise expire under this Plan or the Incentive Stock Option Agreement, or three (3) months after such termination of employment, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment.

         (iii) DISABILITY. If a Participant's employment is terminated by reason of Disability, any then outstanding Incentive Stock Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire under this Plan or the Incentive Stock Option Agreement, or one (1) year after such termination of employment, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment.

         (iv) DEATH. If a Participant's employment is terminated by death, the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the one (1) year period following the date of the Participant's death to exercise any then outstanding Incentive Stock Options in whole or in part. The number of Shares in respect of which an Incentive Stock Option may be exercised after a Participant's death shall be the number of Shares in respect of which such Option could be exercised as of the date of the Participant's death. In no event may the period for exercising an Incentive Stock Option extend beyond the date on which such Option would otherwise expire under this Plan or the Incentive Stock Option Agreement.

    (d) NON-TRANSFERABILITY. An Incentive Stock Option shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant.

    (e) SEPARATE AGREEMENTS. Nonqualified Options may not be granted in the same agreement as an Incentive Stock Option.


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



                      III. NONQUALIFIED STOCK OPTION PROVISIONS

1.  GRANT OF NONQUALIFIED STOCK OPTIONS.  Subject to the provisions of this
    Part III, the Committee shall from time to time determine those individuals eligible pursuant to Section 4 of Part I to whom Nonqualified Stock Options shall be granted and the number of Shares subject to, and terms and conditions of, such Options.

2. TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS. Each Nonqualified Stock Option shall be evidenced by an option agreement that shall be in such form as the Board shall approve from time to time, and that shall comply with and be subject to the following terms and conditions:

    (a) NUMBER OF SHARES. Each Nonqualified Stock Option agreement shall state the number of Shares covered by the agreement.

    (b) OPTION PRICE AND METHOD OF PAYMENT. The option price of each Nonqualified Stock Option shall be such price as the Committee, in its discretion, shall establish, and the Committee may, in its discretion, reduce the option price of such Option at any time prior to the exercise of the Option; provided however, that the option price may not be less than the greater of 85% of the Fair Market Value of the Shares on the date the Nonqualified Stock Option is granted or the par value, if any, of the Shares. The option price shall be payable on exercise of the Option (i) in cash or by certified check, bank draft or postal or express money order, (ii) by the surrender of Shares then owned, or up to the Vested Percentage of Shares being then purchased, by the Participant, or (iii) partially in accordance with clause (i) and Partially in accordance with clause(ii) of this Section 2(b). Shares so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Shares to be evidenced by delivery of the certificate(s) representing such Shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

    (c)  OPTION PERIOD.

         (i) GENERAL. The period during which a Nonqualified Stock Option shall be exercisable shall not exceed ten (10) years from the date such Nonqualified Stock Option is granted; provided, however, that such Option may be sooner terminated in accordance with the provisions of this Section 2(c). Subject to the foregoing, the Committee may establish a period or periods with respect to all or any part of the Nonqualified Stock Option during which such Option may not be exercised and at the time of a subsequent grant of a Nonqualified Stock Option or at such later time as the Committee may determine accelerate the right of the Participant to exercise all or any part of the Nonqualified Stock Option not then exercisable. The number of Shares which may be purchased at any one time shall be ten (10) Shares, a multiple thereof or the total number at the time purchasable under the Nonqualified Stock Option.

         (ii) TERMINATION OF EMPLOYMENT. If the Participant ceases to be an employee of any member of the Company Group or ceases to perform services for any member of the Company Group for any reason other than Disability or death, any outstanding Nonqualified Stock Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire under this Plan or the Nonqualified Stock Option Agreement or three (3) months after such termination of employment or the provision of services, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment or the date on which services ceased to be performed.

         (iii) DISABILITY. If a Participant's employment or provision of services is termination by Disability, any then outstanding Nonqualified Stock Options held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire under this Plan or the Nonqualified Stock Option Agreement or one (1) year after such termination of employment or the provision of services, and such Option shall be exercisable, prior to its termination, to the extent it was exercisable as of the date of termination of employment or the date on which services ceased to be performed.

         (iv) DEATH. If a Participant's employment or provision of services is terminated by death, the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the one (1) year period following the date of the Participant's death to exercise any then outstanding Nonqualified Stock Options in whole or in part. The number of Shares in respect to which a Nonqualified Stock Option may be exercised after a Participant's death shall be the number of Shares in respect of which such Option could be exercised as of the date of the Participant's death. In no event may the period for exercising a Nonqualified Stock Option extend beyond the date on which such Option would otherwise expire under this Plan or the Nonqualified Stock Option Agreement.

    (d) NON-TRANSFERABILITY. A Nonqualified Stock Option shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant.


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


                     IV. RESTRICTED STOCK AND VESTING PROVISIONS

1. SHAREHOLDERS' AGREEMENT. Exercise of all Options is conditioned upon the Participant's agreement to be bound by the terms of the Shareholders' Agreement, such agreement to be evidenced by the Participant's execution of the Option agreement and in such additional form as may be required by the Committee.

2. VESTING PROVISIONS. Notwithstanding any provisions of this Plan or of the Shareholders' Agreement to the contrary, all Options granted hereunder shall not become exercisable except to the extent of the Participant's Vested Percentage of such Options determined as set forth in the agreement evidencing the grant of the Participant's Options.

3. OPTION SETTLEMENT. A Participant who on the date of termination of employment has not exercised all or a portion of the Options granted such Participant, which are exercisable as of such date, may surrender such unexercised Options in exchange for a settlement payment as if such Participant had fully exercised the remaining exercisable Options immediately before termination and sold the Shares received for an amount equal to the product of the Participant's Vested Percentage times the excess of the Fair Market Value on the date of termination of such shares over the exercise price payable with respect to such Shares. Any such amount shall be payable in the same form and on the same terms that would have applied to a purchase of Shares by the Company pursuant to the Shareholder's Agreement. Any Options that have not vested or otherwise not so settled, shall lapse.

4. CHANGE IN CONTROL. The Vesting Provisions of this Article IV shall terminate and each Participant's Vested percentage shall be 100% in the event of a sale of all or substantially all of the assets and business of the Company or in the event of the Change-in-Control of the Company. For purposes of this Article IV, a "Change-in-Control" shall be deemed to have occurred with respect to the Company if any "Person" as defined below, has acquired control of the Company. A Person has control if: (i) a Person directly or indirectly or acting through one (1) or more other Persons beneficially owns, controls, or has power to vote fifty percent (50%) or more of the voting common stock of the Company; or (ii) the Person acquires or agrees to acquire all or substantially all of the assets and business of the Company; or (iii) the Board of the Company determines that the Person directly or indirectly exercises a controlling influence over the management or policies of the Company. A "Person" shall include a natural person, corporation, or any other entity; provided however, that the term "Person" shall not include any current shareholder or employee of the Company on the date of adoption of this Plan or any estate or member of the immediate family of such shareholder or employee.

5. SUBSCRIPTION AGREEMENT. At the time of exercise of any Option, the Participant and the Company will enter a subscription agreement in the form approved by the Committee, in which the payment terms will be identified and in which, among other things, the Participant makes representations acknowledging access to financial information about the Company.


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


                                   V. MISCELLANEOUS

1. EFFECTIVE DATE. This Plan shall become effective on December 1, 1992 (the "Effective Date"), provided, however, that if the Plan is not approved by the shareholders of the Company prior to the expiration date of the one year period commencing on the Effective Date, Part II of this Plan and all Incentive Stock Options granted hereunder shall be null and void and shall be of no effect.

2. DURATION OF PROGRAM. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years after the Effective Date and shall thereafter terminate. No Incentive Stock Options or Nonqualified Stock Options may be granted after the termination of this Plan; provided, however, that except as otherwise provided in Section 1 of this Part IV, termination of the Plan shall not affect any Options previously granted, which such Options shall remain in effect until exercised, surrendered or canceled, or until they have expired, all in accordance with their terms.

3. CHANGES IN CAPITAL STRUCTURE, ETC. In the event of changes in the outstanding common shares of the Company by reasons of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under the Plan in the aggregate and the maximum number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's proportionate interest shall be maintained as before the occurrence of such events; such adjustment shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the option price per Share.

4. RIGHTS AS SHAREHOLDER. A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

5.  EXPENSES.  The expenses of this Plan shall be paid by the Company.

6. WITHHOLDING. Any person exercising an Option shall be required to pay to the appropriate member of the Company Group the amount of any taxes such member is required by law to withhold with respect to the exercise of such Option. Such payment shall be due on the date such member is required by law to withhold such taxes. Such payment may also be made at the election of the optionee by the surrender of Shares then owned by the optionee , or the withholding of Shares otherwise to be issued to the optionee on exercise, in an amount that would satisfy the withholding amount due; provided, however, that the number of Shares withheld may not exceed a Participant's Vested Percentage with respect to the Shares otherwise to be issued. The value of such Shares withheld or delivered shall be equal to the Fair Market Value of such Shares on the date of exercise. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person from any member of the Company Group, all or part of the amount required to be withheld.

7. COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

8. APPLICATION OF FUNDS. Any cash proceeds received by the company from the sale of Shares pursuant to Options will be used for general corporate purposes.

9. AMENDMENT TO THE PLAN. The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever except that, without approval of the shareholders, no such revision or amendment shall (a) increase the number of Shares subject to this Plan, (b) decrease the price at which Options may be granted, (c) remove the administration of this plan from the Committee, (d) modify the requirements as to eligibility for a grant of an Option, or (e) materially increase the benefits accruing to the Participants under this Plan. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

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                     ADDENDUM TO ROGERS, CASEY & ASSOCIATES, INC.
                     1992 STOCK OPTION AND RESTRICTED STOCK PLAN

WHEREAS, Rogers, Casey and Associates, Inc. ("RCA"), a Delaware corporation has adopted and maintains the Rogers, Casey & Associates, Inc. 1992 Stock Option and Restricted Stock Plan (the "Plan"). Under the Plan, a certain number of incentive stock options have been granted to certain employees of RCA, none of which have been exercised;

WHEREAS, a subsidiary of BARRA, Inc., a California corporation ("BARRA") will merge with and into RCA (the "Merger"), pursuant to which all the outstanding and issued shares of RCA shall be converted into shares of common stock of BARRA so that on the effective date of the Merger, RCA will be a wholly-owned subsidiary of BARRA;

WHEREAS, BARRA will assume the Plan after the effective date of the Merger pursuant to Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shares of BARRA common stock will be substituted for the Options under the Plan; and

WHEREAS, RCA desires to modify the provisions relating to the administration of the Plan to comply with the requirements under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

NOW THEREFORE,  Plan shall be modified as follows:

1.  Section I. 2 shall include the following definitions:

    a. "Disinterested Person" shall mean a person who has not at any time within one year prior to service as a member of the Committee (or during such service) been granted or awarded Options or other equity securities pursuant to the Plan or any other plan of the Company or any parent or subsidiary. Notwithstanding the foregoing, a member of the Committee shall not fail to be a Disinterested Person merely because he or she participates in a plan meeting the requirements of Rule 16b-3(c)(2)(i)(A) or (B) promulgated under the Exchange Act.

    b. "Outside Director" shall mean a director of the Company who qualifies as an outside director as such term is used in Section 162(m) of the Code and defined in any applicable Treasury Regulations promulgated thereunder.

    c. "Registration Date" shall mean the effective date of the first registration of any class of the Company's equity securities pursuant to
    Section 12 of the Exchange Act.

    2.   Section I.3 of the Plan shall be replaced by the following:

    a.   PROCEDURE.

         The Plan shall be administered and approved by a Committee appointed by the Board, comprised of two (2) or more Outside Directors, subject to such terms and conditions as the Committee may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan. Members of the Board or Committee who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Option to him or her.

         The Committee shall meet at such times and places and upon such notice as the chairperson determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

    b.   PROCEDURE AFTER REGISTRATION DATE.

         Notwithstanding subsection (a) above, after the Registration Date, the Plan shall be administered either by: (i) the full Board, provided that all members of the Board are Disinterested Persons; or (ii) a Committee of two (2) or more directors, each of whom is a Disinterested Person. After such date, the Board shall take all action necessary to administer the Plan in accordance with the then effective provisions of Rule 16b-3 promulgated under the Exchange Act, and said regulations. After such date, however, Options can be granted to members of the Board or the Committee only if: (i) the Plan is being administered by a Committee consisting solely of Disinterested Persons; or (ii) a majority of the Board and a majority of the Directors acting with respect to such option grants consists of Disinterested Persons.

    c.   POWERS OF THE COMMITTEE.

         Subject to the provisions of the Plan, the Committee shall have the authority: (i) to determine, upon review of relevant information, the fair market value of the Shares; (ii) to determine the exercise price of Options to be granted, the Participant to whom and the time or times at which Options shall be granted, and the number of Shares to be represented by each Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any Option; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; (vii) to accelerate or (with the consent of the Optionee) defer an exercise date of any Option; (viii) to determine whether Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options; (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.



    d.   EFFECT OF COMMITTEE'S DECISION.

         All decisions, determinations and interpretations of the Committee shall be final and binding on all potential or actual Optionees, any other holder of an Option or other equity security of the Company and all other persons.

3. After the effective date of the Merger, BARRA shall assume the Plan, and shares of BARRA common stock will therefore be substituted for the Options under the Plan. In compliance with Section 424(a) of the Code, adjustments in the number of outstanding Options, or portions thereof, shall be made so that the Participant shall retain the proportionate interest in the Plan it maintained prior to the Merger. The outstanding Options that have been granted to the Participants shall be adjusted in price and number in accordance with Schedule A, attached hereto and hereby incorporated by reference.


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